QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3

DR. ENRICO BEVILACQUA
NOTARY
20121 MILAN—Via Montebello 20
Tel. 654827 - 6554273—Fax 6575716

Substitutive tax—articles 15 and following Presidential Decree 29th September 1973 no. 601

No. 33.038 - 6.150 Notary Register

FINANCING CONTRACT
Republic of Italy

        In the year 1996 (nineteen ninety-six), on Wednesday 20th (twentieth) of November.

        In Milan, in my Notary's office in Via Montebello 30.

        Before me, Dr. ENRICO BEVILACQUA. Notary resident in Milan, member of the Notaries' Association of Milan.

        Subject to specific agreed waiver of the presence of witnesses, made by the Parties having the requisites as per the law,

        there appear:

  •
  for BANCA NAZIONALE DEL LAVORO S.P.A., having its registered office in Rome, Via Vottorio Veneto 1992, share capital Italian Lire 2,119,492,110,000, fully paid up, registered in the Corporate Register of Rome under no. 7210/92, tax number 0 06519 90582 and VAT no. 0 0924 51003, registered in the Association of Banks and holding company of the B.N.L. Banking Group, registered in the list of bank groups with the Bank of Italy (which during this deed will be called more briefly "Bank"),

        Messrs.

        GENNARO MASTELLONE born in Naples on 20th July 1952 and

        GIAMPIERO SCHEPIS born in Sant'Agata di Militello (Messina) on 18th January 1960, bank officials, both resident for their positions in Como, Piazza Cavour 33/34, at the Como branch of the above Bank, in their respective capacities as Deputy Manager the former and bank official the second, employed at this Como branch and, as such, according to the resolution of the Board of Directors as per the Minutes no. 534 of 14th December 1994, of which a certified true copy in extract form is herewith attached under A, representing, with joint signature, the aforementioned Bank;

  •
  for "CRINOS INDUSTRIA FARMACOBIOLOGICAS.P.A." having its registered office in Villa Guardia (Como), frazione Civello, Piazza XX Settembre 2, capital Italian Lire 12,000,000,000= paid up, registered in the Corporate Register of Como under no. 12.806, tax number 0 11922 70138 (which during this deed will be called more briefly "Debtor"). Dr. LAURA FERRO, born in Milan on 3rd August 1951, resident in Milan, Via Brera 24/6 , executive, in her position as Managing Director of the aforementioned company, in possession of the necessary powers by virtue of the minutes of the meeting of the Board of Directors of 12th November 1996, a true copy of which is herewith attached under B.

        These Parties, of whose identities, positions and powers I, Notary am personally certain, stipulate the following.

ART. 1
(Amount of loan)

        1)    The "Bank", represented as above, grants to the "Debtor", who represented as above accepts, a loan of Italian Lire 2,500,000,000= (two billion, five hundred million) pursuant to its Articles of

Association and articles 10, 38 and following of Legislative Decree no. 385 of 1st September 1993 (Consolidated Body of Law on banking and credit matters), aimed to re-establish the working capital, under the agreements and with the obligations stated in: the rules of law currently in force on the matter and the Civil Code, this contract, the relative receipts and specifications of terms and conditions which, signed by the parties and by myself, Notary, are attached to this deed under C to form an integral and essential part of the same, of which the parties declare they have previous knowledge and of which they have accepted all the clauses.

        2)    The loan must be granted within one month of the date of stipulation of this deed; in the event that this fails to occur due to the "Debtor" failing to make the request or for any other cause attributable to the same, the "Debtor" shall be understood as definitively having waived the loan.

ART. 2
(Rate of interest and commission)

        1)    The "Debtor" is obliged to pay the "Bank" on this loan the interest calculated according to the effective days divided by 360 (three hundred and sixty), deferred half-yearly at the annual nominal rate—rounded up to the sixteenth—equal to the rate relative to the inter-bank Italian Lira ("RIBOR"—Rome Interbank Offered Rate) "letter" at six months, increased by 0.25 (zero point two five) points. The aforementioned rate will be increased by the spread of 1.50 (one point five) points in favour of the "Bank".

        2)    The "RIBOR" will be taken on the computer market of deposits (M.I.D.) at 12.00 noon (by the A.B.I. (Italian Bankers' Association) M.I.D. and A.T.I.C. committee) on the "ATIA" PAGE OF THE Reuters Italia S.p.a. circuit—Milan on the second business day prior to the date on which the interest takes effect.

        3)    The "Bank" will notify to the "Debtor", before each due date of the instalment of interest, the resulting rate and the sum of the instalment that the "Debtor" must pay.

        4)    The "Debtor" also undertakes to pay the "Bank", contextually with the stipulation of this deed, a lump sum commission of extension equal to 0.50% (zero point five percent) of the total of the loan.

ART. 3
(Methods and terms of reimbursement)

        1)    The loan will be granted in one or more payments on the decision of the "Bank" under the terms and conditions and in the ways laid down by article 1 of the specifications.

        2)    The loan must be reimbursed with 19 (nineteen) deferred half-yearly instalment payments falling due on the 30th (thirtieth) April and 31st (thirty-first) October of each year, made up of the sole quota of capital and each amounting to Italian Lire 131,578,947 (one hundred and thirty-one million, five hundred and seventy-eight thousand, nine hundred and forty-seven) save the last one amounting to Italian Lire 131,578,954 (one hundred and thirty-one million, five hundred and seventy-eight thousand, nine hundred and fifty-four) plus interest, to be paid on the same due dates, at the rate determined with the criteria as per article 2 above.

        3)    The start of the amortization is fixed for 1st (first) May 1997 (nineteen ninety-seven). The last instalment will fall due on 31st (thirty-first) October 2006 (two thousand and six).

        4)    The interest relative to the period of pre-amortization will also be paid on a deferred half-yearly basis on the due dates of 30th (thirtieth) April and 31st (thirty-first) October of each year, with effect from the day of extension of the credit or, in the case of several extensions, from the day of the individual extensions and until the start of the amortization, at the rate determined with the criteria as per article 2 above.

ART. 4
(Default interest)

        1)    For the late payment of the amount due to the "Bank", for whatever reason and on whatever sum for capital, interest, costs and additional charges, default interest will be due by the "Debtor" in the proportion equal to the rate of reference for the subsidized credit operations for the sectors of industry and trade, as determined in pursuance to the decree of the Minister of the Treasury of 21st December 1994 during the period of insolvency, increased by four points., holding good that the default rate may not be less than the rate of reference in force on the date of stipulation of this deed increased by four points.

        2)    In the event that this rate were no longer in force, the default interest will be due at a proportion equal to the prime interest rate practised by the banks on operations of investment with short-term deposits offered to its best customers (prime rate), recorded by the Italian Banking Association, each time determined during the period of insolvency, increased by five points.

        3)    The default interest will take effect by full right, without the need of any warning or placing in default, but for the sole fact of the expiry of the due dates, without prejudice of the "Bank's" faculty to consider cancelled the financing contract for non-fulfilment by the "Debtor" and thus to obtain the total reimbursement of the sums due to it for residual capital, interest, costs and additional charges.

ART. 5
(Real estate mortgage)

        1)    In guarantee of the full and punctual fulfilment of all the obligations deriving for the "Debtor" by this contract and the attached specifications, and in particular of the return, including anticipated, of the capital sum, the payment of interest, including any default interest, and any other additional charge, as well as, in the last place, the reimbursement of costs, the "Debtor" allows a mortgage to be registered on the real estate of its property, described at the end of this deed, as well as on all its abuttals, accessions, new buildings, extensions, added storeys, plants, machinery and any other outbuildings and on everything that is deemed real estate in accordance with the law and that may be subsequently introduced or transported there, at its expense and in favour of the "Bank".

        2)    The mortgage is registered for the total sum of Italian Lire 4,425,000,000 (four billion, four hundred and twenty-five million), of which Italian Lire 2,500,000,000 (two billion, five hundred million) for capital, Italian Lire 1,425,000,000 (one billion, four hundred and twenty-five million) for three years of interest, including default at the rate of 19% (nineteen percent) per annum, and Italian Lire 500,000,000 (five hundred million) for costs and addition expenses (such as the contractually established charges for the cases of cancellation of the contract and anticipated extinction of the loan; the exchange rate and currency commission risk or risk of any other kind if credit is extended in a foreign currency; legal costs and those as per the first paragraph of art. 2855 Civil Code; the insurance premiums against fire and lightning; the reimbursement of taxes and duties), and for anything else due depending on this contract and the additional deeds and subsequent documents of receipt.

        3)    In accordance with article 39 (third paragraph) of Legislative Decree no. 385/1993, the mortgage, following the application to the financing of the clause of indexation as per article 2 of this contract, guarantees the credit of the "Bank" up to the amount of what is effectively owed due to the application of the aforementioned clause.

        4)    The "Debtor" expressly authorizes the competent Keepers of the Property Registers to proceed, on the simple request of the "Bank" and with the exoneration of all their responsibility, with the registration in the special mortgage registers as consented above.

        5)    The "Debtor" guarantees the free and full property of the real estate subjected to the mortgage in favour of the "Bank" and the non-existence on the same of other constraints or encumbrances of any kind, with the exception of the mortgage registration of 25th November 1994 no. 20.363/3.850 for Italian Lire 18,270,000,000 guaranteeing the loan granted with deed of 24th November 1994 no. 32.162/5.640 N0otary's Register drawn up by myself.

ART. 6
(Costs and tax regime)

        1)    Al the costs inherent and consequent to this deed, including the substitutive tax as per articles 17 and 18 of Presidential Decree no. 601 of 29th September 1973 and subsequent modifications, are at the expense of the "Debtor", that expressly takes them on. In this regard, the tax benefits granted by article 15 of the aforementioned Presidential Decree are claimed.

        2)    In particular, all the charges, commission and expenses attributable to the "Debtor" depending on this contract and in the period of duration of the loan, shown in the synthetic notices and in the analytical information sheets published by the "Bank", pursuant to art. 116 of legislative decree no. 385/1993, on the basis of the rates in force at the "Bank", are at the expense of the "Debtor" that expressly takes them on. In this regard, the "Debtor" specifically approves, in accordance with article 117, fifth paragraph, of the aforementioned legislative decree, that in the period of duration of the financing, the aforementioned charges, commission and expenses may vary unfavourably in its regard; any variations will be notified by the "Bank" in the ways and according to the terms established by Chapter VI Paragraph I of the aforementioned legislative decree.

        3)    This deed benefits from the reduction of notary's fees laid down by article 39, last paragraph of Legislative Decree no. 385 of 1st September no. 385.

        4)    Pursuant to article 117, first paragraph, of the aforementioned legislative decree no. 385/1993, the "Debtor" acknowledges that it will receive, from the Notary drawing up this act, a true copy of this contract and relative additional deeds and documents of receipt, complete with the details of registration and the formalities of registration that have been carried out.

ART. 7
(Specific approval of the clauses of the specifications)

        The "Debtor" declares specifically approving the clauses of the attached specification relative to the insurance obligations (art. 3); obligations relative to the assets forming the object of the financing (art. 4); waiver of subrogation and assistance (art. 6); payments and tax charges (art. 7); cancellation ipso iure (art. 9), further causes of cancellation of the contract (art. 10); effects of the cancellation of the contract (art. 11); attribution of the payments (art. 12); waiver of objections (art. 14); evidence of the credit (art. 15); anticipated redemption (art. 19).

ART. 8
(Election of domicile)

        1)    The "Bank" for the purposes of the mortgage elects special domicile in Como c/o the local Branch of the BANCA NAZIONALE DEL LAVORO in Piazza Cavour 33/34 and, for all other purposes of this deed as for any judgement, always in Como, c/o the same Branch.

        2)    The "Debtor" for all the purposes of this deed, elects domicile in Villa Guardia, frazione Civello, at its registered office in Piazza Settembre 2.

DESCRIPTION OF THE REAL ESTATE FORMING THE OBJECT OF THE MORTGAGE—owned by the "Debtor":

        In the commune of VILLA GUARDIA, frazione Civello, Piazza XX settembre 2, industrial complex for the production of pharmaceuticals divided into two buildings of which:

        building A, with a cadastral surface area of 3.84.15 hectares, is thus identified in the current property census maps and registers of the aforementioned commune:

        LAND REGISTER—Civello Section

Part 790—Sheet 9—plat maps
no. 19	-0.32.00 hectares
no. 21	-0.12.40 hectares
no. 661	-0.20.40 hectares
no. 662	-0.01.90 hectares
Part 867—Sheet 9—plat maps
no. 1166	-0.00.30 hectares
no. 1176	-0.00.40 hectares
no. 1608 (formerly 738 sub. b)	-0.00.40 hectares
no. 1653 (formerly 1041 sub. b)	-0.00.50 hectares

NEW LAND PROPERTY REGISTER
Part 13—Civello section
Sheet 2—plat maps
1303 -0.22.30 hectares
1304 -0.00.20 hectares—Piazzale XX Settembre 2—
1306 -0.00.90 hectares Ground floor, 1, 2—
1306 -0.01.30
Sheet 5—plat maps
118 -0.07.80 hectares
119 -0.14.90 hectares
123 -2.42.70 hectares
124 -0.08.10 hectares
126 sub. 1 -0.8.40 hectares
1089 -0.0070 hectares
1207 -0.04.90 hectares
1308 -0.0025 hectares
1309 -0.00.30 hectares
1310 -0.02.20 hectares

with the note that:

        a)    the current surface area of plat map 123 - 2.42.70 hectares is that resulting following the fractioning with type no. 77599 of the year 85 approved on 8th October 1985 no. 7 protocol type;

        b)    the building surveyed in the New Land Property register in plat map 126 is also surveyed in the Land Register (part 451) on Sheet 9—plat map 126 sub. 2—portion of rural building—without a surface area and for the same, following work carried out in 1950, a report of variation to the Tax Technical Office—Land Property Register of Como on 17th February 1992 under no. 10;

        c)—plat map 1308 corresponds to an ENEL (Italian Electricity Board) substation;

        d)    as far as all the other buildings surveyed in the New Land Property Register are concerned, plat map no. 20.973 was presented on 27th February 1987 and variation report no. 76 of 30thMarch 1987 for extensions and different distribution of the internal areas, in connection with the application for the building amnesty made on 1st April 1986 under no. 2495/696 Ref.—no. 457 San—no. 0142259909 Progressive form 47/85 - 5, for which the amnesty was granted Ref. no. 6681/2011 on 19th June 1993;

        e)    the areas distinguished by plat maps 1166, 1176, 1608 and 1653 correspond to the relative adjacent road surface (or semi-surface).

        ADJACENT from the east, looking south, proceeding in a clockwise direction,

        the Ferrovia Nord Milano railway (Como-Varese line), the railway station, Piazza XX Settembre from which there is access, third parties' property (surveys 647, 828, 758, 438, 437, 739, 117), consortium road, 1041 c, 67 a, 67 f, 67 e, 67 d, 109, consortium road called del Rià (now via Roma), 55, 1204, 1202, 1206 and 880.

        building B, with a cadastral surface area of 0.31.80 hectares is thus identified in the current plat maps and property registers of the aforementioned commune:

        LAND REGISTER—Civello section

        Part 435—Sheet 9—plat map

        no. 212 - 0.31.80 hectares.

        ADJACENT from the east, looking south, proceeding in a clockwise direction:

        Via Firenze; Via Milano; third parties' properties (survey 195); the Ferrovia Nord Milano railway (Come-Carese line); plat maps 128 c, 128 b, 128 a.

        For better identification, the industrial complex described above is outlined in red on the plan which, signed by the Parties and by myself Notary, is attached to this deed under D.

        And, on request, I Notary, have received this deed which I have read to the Parties appearing before me who approve it and sign it with myself, Notary, exonerating me of reading attachments A, B, C and D.

        It consists of four sheets typed on fourteen whole pages less two lines by a person in my trust, and a little by myself, Notary.

/s/ Gennaro Mastellone Gennaro Mastellone
/s/ Giampiero Schepis Giampiero Schepis
/s/ Laura Ferro Laura Ferro
/s/ Enrico Bevilacqua Dr. Enrico Bevilacqua, Notary

Stamp on first page:
Registered in Milan
Public Deeds
on 22/11/1996
No. 17970
Series Vol. 402
Paid: Lire Thirty

The Director
Dr. Andrea Itri

Attachment "A" to the deed
drawn up by Notary Mario Liguori
of Rome Register 92209/19614
on 8th March 1995

Attachment A to Register no. 33.036/6150	NOTARY Dr. Mario Liguori ROME—44 Via Federico Cesi Tel. 3212953 3212954 321324(illegible)

BANCA NAZIONALE DEL LAVORO S.P.A.

MEETING OF THE BOARD OF DIRECTORS

MINUTES NO. 534

Meeting of 14th December 1994

        The Board of Directors, called by registered letter of 6th December 1994, met at 3.30 p.m. on the premises of the registered office of the Banca Nazionale del Lavoro S.p.A.

        Chairman: Dr. Mario Sarcinelli

        Secretary: Dr. Giovan Domenico Formosa

        The following are also present: the Deputy Chairman Dr. Rodolfo Rinaldi; the Managing Directors Dr. Gino Trombi and Dr. Davide Croff; the Directors Dr. Bruno Bugli, Girogo Alfredo Cassinelli, Dr. Walter Chiucini, Mr. Mario Colombo, Prof. Angelo Detragiache, Dr. Mario Fornari, Prof. Franco Alfredo Grassini, Mr. Vincenzo Mungari, Mr. Paolo Sciumè, Dr. Antonio Torella and, from 4.00 p.m., Mr. Lorenzo Pallesi and Dr. Giuseppe Pasqua.

        The following are in attendance for the Board of Auditors: the Chairman prof. Pier Giovanni Marzili; the Auditors Dr. Vincenzo Avizzano, Dr. Diego Siclari, Dr. Fabio Trizzino and, from 4.30 p.m. Dr. Sergio Maggi; representing the Control Body Dr. Rodolfo Cutino; for the Head Office Mr. Giovanni Garone, Head of the Legal Department; Dr. Alberto Mucci, Head of the Research and External Relations Department, the Substitute Secretary Dr. Gennaro Riccardo.

        The Chairman informs the meeting that the Directors Mr. Pier Luigi Cassietti, Prof. Mario Draghi and Prof. Giuseppe Palma have justified their absence.

        The meeting of the Board of Directors is therefore regularly formed in accordance with the Articles of Association and eligible to discuss and pass resolution on the following

AGENDA

PART OMITTED

3)
PERSONNEL

        Provisions on the attribution of the powers of signature to employees

PART OMITTED

        The Board of Directors, on the proposal of the Managing Directors, having seen art. 37 of the Articles of Association, holding good that the powers of signature are exercised by the qualified personnel after taking, where foreseen, specific measures by the Function of the Head Office or the competent Network and delegated to pass resolution, unanimously passes resolution

  1)
  to confirm the following limits and ways for the exercise of the company signature:

  •
  the Managing Directors have the power to sign separately all the documents and texts of any kind;

  •
  the power to sign documents and texts as above is also due, jointly to two executives with the position of Central Director or Central Co-Director;

  •
  the power of the company signature may be exercised jointly by two employees with the position of official or executive, expressly qualified for this; this power will be exercised exclusively for those documents and texts of the individual structures (meaning by this, distinctly, the Central Functions, the Branches and Representative Offices in Italy and abroad), the employees of which are assigned, holding good that the employees of a Branch also have the faculty of signature for the units (Branch offices, agencies etc.) depending on it;

  •
  the documents and texts of the Central Functions and Branches, as per the lists A) and B) transcribed below may be signed with a single signature by a qualified employee;

  •
  the documents and texts as per list C) transcribed here below do not require the signature of an official or executive;

  •
  the Representative Offices of the Bank abroad are authorized to sign:

  a)
  the correspondence relative to the individual Offices, which do not entail commitments for the Bank with regard to third parties;

  b)
  the endorsements or receipts of cheques, money orders and any other value made out in the name of the Offices;

  c)
  transactions in general on accounts at any Bank or body in the name of the offices;

  •
  the faculty of signature as per the previous paragraph is transferred to the head of each Representative Office and, in his lieu, the Deputy or other employee expressly authorized to sign;

  2)
  to confirm the faculty of signature for the executive personnel of the Bank who were previously qualified, as per the list D) kept in the records;

PART OMITTED

List A)

Exercise of the single signature at the Central Functions

  a)
  certification of the employer for the compensation paid during the year;

  b)
  certification of the severance pay indemnities for employed work or advances on these indemnities paid in the year;

  c)
  certification of the interest on loans granted to employees;

  d)
  communications between Central Functions and between these and Branches of an ordinary nature and not involving commitments or opinions on matters of their respective competences;

  e)
  correspondence which has a character of communication, information, request for information, reminders, or contains provisions of an administrative nature regarding transfers of securities between Branches or the collection of dividends, or accompanying documents and securities excluding however the documents and texts involving commitments or expense for the Bank;

  f)
  documents and texts relative to the execution of attachments and provisions of attachment of assets existing c/o the Bank and/or documentation relative to credit relations of any type; filling of requests for judicial information; communications concerning decisions adopted on the liquidation of fees to lawyers and external consultants, notifications to Inland Revenue offices.

        For all the Central Functions, the rules concerning the use of the single signature at the Branches are in any case valid.

List B)

Exercise of the single signature at the Branches and other Branches in Italy and abroad

  a)
  endorsement and receipt for whatever reason on bills of exchange, money orders, postal orders (ordinary and telegraphic), on certificates of credit, on ordinary cheques, bank drafts and postal cheques and other addresses of banks or business, on definitive or temporary certificates of State securities, bonds or shares, on Treasury bonds and on temporary receipts representing these securities, on certificates of deposit, pledge notes, bills of lading and documents in general relative to goods, without limitations of amounts;

  b)
  legalization of the signature of endorsement on shares pursuant to art. 12 of Royal Decree no. 239 of 29thMarch 1942;

  c)
  issue of the Bank's bank drafts without limitation of the amount;

  d)
  endorsement on forms of bank drafts to be supplied to correspondents for issue;

  e)
  issue, without limitation of the amount, of deposit books on current or savings accounts, of certificates of deposit and of interest-bearing bonds whether they are pertinent to the Bank or issued on behalf of the BNL Sezione di Credito Cinematografico e Teatrale SPA and of the Coopercredito SPA or of third party banks. These documents will be countersigned by an employee appointed to cash desk transactions (with the qualification of "1st category employee" or other hierarchically superior employee);

  f)
  issue of receipts of deposits of securities in deposit. in guarantee and for anticipation, without limitation of the amount; issue of contracts of lease and identification cards for safety deposit boxes. These documents, with the exclusion of the "identification cards" only, will be countersigned by an employee appointed to cash desk transactions (with the qualification of "1st category employee" or other hierarchically superior employee);

  g)
  letters of debit on accounts of any kind, without limitation of amount;

  h)
  letters of credit on accounts of any kind up to the limit of Italian Lire 50 million or counter value:

  i)
  orders of deposit or transfer to Italy and abroad and issue of cheques to foreign correspondents up to the limit of Italian Lire 50 million or counter value; issue of post cheques up to the limit of Italian Lire 10 million;

  l)
  contract notes for operations in cash of any amount, requests for remittance of contract notes, for operations of any nature and amount;

  m)
  accompanying letters of securities, bills of exchange, cheques, money orders, of values in general, of statements of account (current accounts and securities accounts) and of documents of any nature whatsoever without limitation of amount;

  n)
  notices to transferors of the payment of bills, cheques and any other security, document or value in general, up to the amount of Italian Lire 50 million or counter value, notices to transferors of the non-payment or non-acceptance of bills of any amount, requests for instructions for outstanding remittances and requests for the result of bills of exchange and cheques of any amount;

  o)
  recall of bills, cheques and any other security, document or value in general, in Italy and abroad existing at transferees up to the limit of Italian Lire 50 million or counter value;

  p)
  letters to advise that securities and values in general for any amount are being sent;

  q)
  certification of withholding taxes;

  r)
  certification of bank liabilities as per art. 34 of Presidential Decree 29.9.1973 no. 600;

  s)
  certification on payment of taxes made at the Bank as delegate by virtue of legislative provisions;

  t)
  correspondence which has a character of communication, information, request for information, reminders, excluding however the documents and texts involving commitment or expense for the Bank;

  u)
  documents and texts of the Treasury Services of the Municipality of Rome and of employees of special companies; this faculty is conferred on the employees qualified to sign for the competent Rome branch;

  v)
  financing contract of any kind extended by the Bank for unitary amounts of not more than Italian Lire 300,000,000 (three hundred million);

  w)
  documents connected and/or consequent to financing contracts, splitting, waivers and reductions of mortgages or liens in implementation of compliant resolutions of the competent deciding bodies;

  x)
  consent for mortgage cancellations, when the credit is wholly recovered or in implementation of a resolution of the competent bodies;

  y)
  documents of receipt and subrogation for the payment of indemnities by the SACE (Export Credits Guarantee Department); insurance policies in application of loans granted pursuant to Law 24/5/1977 no. 227 (financing of credits inherent to the export of goods and services).

List C)

Documents that do not require the signature of an official/executive

  1)
  The following may be signed by personnel belonging to the category of "cadres" in compliance with the resolution of the meeting of the Board of Directors of 19.9.1990:

  •
  correspondence with third parties with a character of communication or request for information, or reminders, excluding however documents and texts involving commitments or expense for the Bank;

  •
  communications of debit, excluding those to correspondents, up to the limit of Italian Lire 10 million or counter value;

  •
  communications of credit to accounts of any kind, up to the limit of Italian Lire 3 million or counter value;

  •
  endorsements for collection, letters of debit and/or accompanying letters for the remittance of securities, bills of exchange, cheques, money orders, values in general up to the limit of Italian Lire 50 million or counter value and documents of any kind;

  •
  letters of collection/withdrawal of bills, cheques or any other security, document or value in general, at correspondents/transferees in Italy up to the limit of Italian Lire 3 million or counter value;

  •
  certifications against payments of taxes made to the Bank as delegate by virtue of legislative provisions;

  2)
  the receipt on money orders, bank cheques, bills of exchange and other documents, without limit of amounts, may also be made by employees appointed to cash desk transactions (with the qualification of "1stcategory employee" or other hierarchically superior employee).

        The signatures of receipt or endorsement by Branches on any kind of securities are valid when the securities themselves are in the name of or endorsed generically to the "Banca Nazionale del Lavoro".

        Certifications for payment of taxes made at the Bank, as a delegate by virtue of legislative provisions. may also be signed by employees appointed to cash desk transactions.

PART OMITTED

        There being no other business to discuss, the Chairman declares the ordinary meeting closed. It is 6.39 p.m.

/s/ Formosa The Secretary	/s/ Sarcinelli The Chairman

Register no. 91042

        I the undersigned Dr. MARIO LIGUORI, Notary in Rome, with my office in Via Federico Cesi 44, member of the Notaries' Association of Rome, Velletri and Civitavecchia

certify

that I have extracted the above from the Mintes' Book of the Meetings of the Board of Directors of the BANCA NAZIONALE DEL LAVORO S.p.A., having its registered office in Rome, Via Vittorio Veneto 119, (meeting of 14th December 1994), book stamped, validated and kept regularly pursuant to the law.

        I also certify that the omitted parts do not modify what is shown here above.

Rome, twenty-third December nineteen, ninety-four
/s/ Mario Liguori Mario Liguori (Round Notary's seal)

        I the undersigned Dr. MARIO LIGUORI, Notary in Rome, with my office in Via Federico Cesi 44, member of the Notaries' Association of Rome, Velletri and Civitavecchia

certify

that the above is a true copy of attachment "A" to the deed drawn up by myself on 8th March 1995 Register no. 92209/18614 registered in Rome Public Deeds on 20th March 1995 under number 14150/B and registered at the Corporate Register on 27th April 1995 under no. 7210/92 Corporate Register.

Rome, 2nd August 1995
/s/ Mario Liguori Mario Liguori (Round Notary's seal)

Attachment B to Register no. 33.036/6150

CRINOS Industria Farmacobiolgica S.p.A.
Registered office: Villa Guardia (Como)
Share capital: Italian Lire 12,000,000,000

MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS
OF 12TH NOVEMBER 1996

        The Board of the Directors met on 12th November 1996, in Milan, Galleria Passarella 2, at 11.00, following the regular convocation.

        Dr. Laura Ferro, on the explicit request of the Chairman, Dr. Gianfranco Ferro, takes the chair of the meeting, assisted by the Secretary Dr. Enrico Zanzi.

        The Chairperson, having acknowledged the presence of the other Directors:

  •
  Dr. Gianfranco Ferro

  •
  Dr. Paolo Pierpaoli

        as well as of the Statutory Auditors:

  •
  Dr. Enrico Zanzi

  •
  Dr. Vittorio Mariani

  •
  Dr. Ramiro Tettamanti

declares the meeting open to discuss the following

Agenda

  •
  Resolution of taking on a loan of Italian Lire 2,500,000,000 (two billion five hundred million) with the BNL Industrial Credit Division and delegation of the necessary powers to the representative of the company who must be present at the stipulation of the contract.

  Dr. Laura Ferro takes the floor and reports that the company has obtained from the BNL Industrial Credit Division the extension of a loan of two billion five hundred million Lire. The relative contract must be stipulated under the conditions fixed in the resolution on 14th August 1996 taken by the competent decision-making body of the bank and specifically:

          1.     The loan pursuant to articles 10 and 38 of Legislative Decree no. 385/93, which will be paid in a single payment, will be granted and accepted for the sum of Italian Lire 2,500,000,000 (two billion five hundred million) on the basis of the conditions, methods and terms that will be fixed in the loan contract.

          2.     The company must undertake to reimburse the amount of the aforementioned loan within ten years and pay the relative interest, additional charges and costs and must take on the commitments laid down in the contract and relative specifications.

          3.     The extension of the credit may take place after all the guarantees have been acquired and all the conditions laid down in the relative resolution of extension have been fulfilled.

          4.     The company, in the event that it has recourse to a funding in foreign currency, must also bear the cost of currency commission, any costs and expenses deriving from loan contracts stipulated by the bank for the provision of funds and the charge connected with the exchange rate risk.

          5.     To guarantee the punctual fulfilment of all the contractual obligations, the company must allow the mortgage registration on the real estate forming the chemical-pharmaceutical complex located in the commune of Villa Guardia (Como), Piazza XX Settembre 2, extending over approximately 40,000 sq.m. and on all the adjacent parts, accessions, new buildings, extensions and added storeys as better identified in the plan which will be attached to the financing contract. In any case, the financing will be granted on consolidation of the collateral guarantees.

  As the company is interested in reaching the stipulation of the aforementioned financing contract, Dr. Laura Ferro proposes that the Board of Directors passes resolution on accepting the aforementioned terms and conditions.

  The Board of Directors, having heard the report, having considered the utility of the operation in relation to the company purposes, after extensive discussion, unanimously accepts the proposal and passes resolution

  •
  to stipulate with the BNL Industrial Credit Division a financing contract for a sum not greater than Italian Lire 2,500,000,000= (two billion, five hundred million) under the conditions shown in the report and which are to be understood as shown in full herein;

  •
  to appoint, for all acts inherent to the completion of the aforementioned financing, on the Director

  •
  Dr. Laura Ferro, born in Milan on 3.8.1951, in her capacity as Managing Director, so that, in the name and on behalf of the company, she may be present in person or through special representatives, at the signature of the financing contract.

    Dr. Laura Ferro is also authorized, personally or through special representatives, to allow the mortgage registration, for the total sum that will be established by the bank to guarantee the financing, on the assets owned by the company as shown above.

    Dr. Laura Ferro is also authorized. personally or through special representatives, representing company;

  •
  to request the extension of the credit, collecting the total sum and issuing a receipt;

  •
  to adjust and complete, if necessary, the property register data relative to the real estate offered in guarantee and to exonerate the Keepers of the property registers and the Clerks of the Courts of all responsibility regarding the formalities that must be carried out in relation to the financing contract;

  •
  to agree with the lending bank all the terms and conditions inherent to the contract;

  •
  to stipulate with the same bank any additional acts that may be necessary int eh future to discipline the conditions, ways and terms of reimbursement of the loan;

in short, to carry out all operations necessary and of use for the completion of the loan, being vested if necessary with all the widest powers; the foregoing is a fully ratified pledge and no-one may raise any objection to shortcomings of powers or appointment.

        There being no other business to discuss, the meeting is adjourned at 12.15 p.m. after reading and approval of these minutes drawn up during the meeting.

/s/ Laura Ferro Dr. Laura Ferro—The Chairperson

/s/ Enrico Zanzi Sr. Enrico Zanzi—The Secretary

= = = =

Register no. 33.035

Milan, the 20th (twentieth) November 1996 (nineteen ninety-six).

        I, the undersigned Dr. ENRICO BEVILACQUA, Notary resident in Milan and a member of the Notaries' Association of Milan, hereby certify that this copy on two sheets is true to the original minutes existing in the Minutes' Book of the meetings of the Board of Directors of the company "CRINOS INDUSTRIA FARMACOBIOLOGICA S.P.A.", having its registered office in Villa Guardia (Como), Frazione Civello, Piazza XX Settembre 2, capital Italian Lire 12,000,000,000.= paid up, registered in the Corporate Register of Como under no. 12.806; Book duly stamped and numbered, initially endorsed by the Notary Giorgio Miserocchi on 16th November 1995 under Register no. 91.501, and kept according to the law.

        This is issued on unstamped paper for the formalities of financing with the BANCA NAZIONALE DEL LAVORO—S.P.A.

/s/ Enrico Bevilacqua Enrico Bevilacqua, Notary Round Notary's seal

Attachment C to Register no. 33.036/6.150
Banca Nazionale del Lavoro S.p.A.
Industrial Credit Division

Attachment

SPECIFICATIONS
of the terms and conditions forming an integral part
of the financing contract

Art. 1
(Conditions and methods for extension)

        The sum of the financing will be granted on one or more payments on the "Bank's" decision, after the guarantees have been acquired and the conditions laid down in the resolution of extension have been fulfilled, on condition that, after the stipulation of the contract, no prejudicial events or circumstances have taken place. In particular, the extension may take place after the "Debtor" has produced, at its care and expense, the following documentation:

          a)    in the case of a financing contract stipulated by public deed, a true copy, issued in executive form, of the contract, as well as a definitive notary's declaration, in which the following is certified without reserve:

    •
    that the "Debtor" and any "Mortgage providers", "parties affording" the lien and "Guarantors" are regularly present in the contract and in the full and free enjoyment of their rights;

    •
    that the mortgage that may guarantee the financing has been regularly registered and eleven days have passed from the date of the registration, that it has the degree laid down in the resolution of extension and the mortgaged real estate is fully owned by the "Debtor" and any "Provider of Mortgage";

          b)    in the case of financing contract stipulated by a registered private agreement, the original provided with the details of registration, as well as documentation, to be produced in the form requested by the "Bank", proving that it is regularly present in this contract and has full and free enjoyment of its rights;

          c)     in the case of financing guaranteed by mortgage and/or lien, a duplicate of the note of mortgage registration and a copy of the insurance policy relative to the assets offered in guarantee, duly secured in favour of the "Bank", as well as a duplicate of the note of registration of the lien and copy of the Legal Announcements Sheet in which the relative notice was published;

          d)    original documents of any guarantees stood with deeds distinct from the contract, laid down in the resolution of extension of the "Bank", or deeds showing the fulfilment of any conditions that may be laid down in this resolution.

        Three months (or the shorter period established by article 1 of the contract) from the date of stipulation of the contract, if the "Debtor" has failed to produce all the above documentation, the "Bank" may deem the contract cancelled (the preliminary expenses and any other costs relative and consequent to the financing, including that relative to the cancellation of any formalities registered in guarantee of the same) remain at the expense of the "Debtor", save the faculty of the "Bank" to extend the aforementioned period. Similarly, the "Bank" may deem the contract cancelled if there were to emerge circumstances of fact (even before the expiry of the aforementioned term) or defects in the documents shown above of such a nature that, if known earlier, would have impeded the stipulation of the contract.

        The partial extension of the financing before the ascertainment of one or all of the conditions requested does not prejudice the efficacy of the contract and does not represent a waiver to any guarantees acquired or to be acquired.

Art. 2
(Programme of investments and commission of non-use)

        The "Debtor" undertakes to use the result of the financing exclusively to achieve the purpose shown in the contract.

        In the event that the financing is for a programme of investments, this must be completed by the date foreseen for the start of the amortization. In the hypothesis that on such a date no extension has been made, for any reason whatsoever attributed to the "Debtor", including the failure to make any request for extension, the financing shall be understood as definitively waived by the "Debtor".

        In the event that the programme is concluded without the whole amount having been withdrawn, the loan will still enter amortization on the date foreseen for the lesser cost effectively extended, proportionally reducing the reimbursement instalments.

        In the event that on the date shown for the start of amortization the amount of the loan does not appear to have been fully extended due to the programme of investments not having been fully completed, the "Bank" shall have the faculty of cancelling the contract or allowing amortization of the loan for the lesser sum granted.

        In any case, the "Debtor" takes on at its own expense, the sums not used by the date fixed for the start of amortization, a lump sum commission of 0.375% to be paid on the due date of this period.

Art. 3
(Insurance obligations)

        The "Debtor" and any "Providers of mortgage" and "Parties affording" the lien are jointly obliged to insure, with leading insurance companies, until the total extinction of the debt depending on the loan and for the value deemed congruous by the "Bank":

          a)    the real estate that may be mortgaged and the relative outbuildings, as well as the plants, machinery, equipment and capital goods that may be subject to lien, against the risks of fire, lightning, explosions in general, falling aircraft and any other additional risks;

          b)    ships that may be subject to mortgage, against ordinary risks and war risk of navigation, as well as, in the case of ships under construction, against all the risks of construction of the ship and the relative propelling equipment (including the shop risk, launch, equipping, tests, deposit, transferring and delivery journeys) including the Protection and Indemnity insurance;

          c)     vehicles that may be subject to mortgage, against the risks of third party liability, both for disaster and for injury and damage to persons and things and against the risks of fire, theft, static risk for trailers and similar vehicles and any other additional risks.

        The relative policies, which must exclusively concern the aforementioned assets, will be tied to the "Bank" so that the latter can, in the event of accident or loss, collect all the sums due from the insurance company with absolute privilege.

        The "Debtor" and any "Providers of mortgage" and "parties affording" the lien are obliged to restore the damaged assets to their original state. The "Bank" to which the insurance is tied will authorize the payment of the indemnities paid by the insurance company to the beneficiaries. on condition that these have provided for the repair of the damage. Otherwise, these indemnities will be used by the "Bank" for the total or partial extinction of the financing.

        The "Debtor" and any "Providers of mortgage" and "parties affording" the lien are obliged to present to the "Bank" on each of its requests, the receipts of the insurance premiums. Failing the above, save the faculty of the "Bank" to cancel the financing contract, it will be the faculty of the

"Bank" to provide for the stipulation, with companies of its approval, or to renew the insurance contracts and pay the relative premiums, with right of recourse, for capital, interest, costs and additional charges, with regard to the "Debtor" and any "providers of mortgage" and "parties affording" the lien. It is also within the power of the "Bank" to waive, on its initiative, the insurance cover in question.

        In the event of accident, the "Debtor" and any "Providers of mortgage" and "parties affording" the lien are obliged, within three days, to notify the "Bank" of the accident; the latter will be entitled to be present on the ascertainment of the loss or damage or promote them, at the expense of the "Debtor".

Art. 4
(Obligations relative to the assets forming the object of the financing)

        The "Debtor" and any "providers of mortgage" and "Parties affording" the lien are obliged not to change the purpose of the assets subject to the mortgage, as well as not to remove and not to dispose of the plants, machinery. equipment and capital goods that may be subject to lien, without the written consent of the "Bank", the "Debtor" of the "Parties affording" the lien hereby undertaking to subject to lien in favour of the "Bank" any plant, machinery, equipment or capital goods that may replace that removed or that may in any case be subsequently installed.

Art. 5
(Efficacy of the mortgage and of the lien)

        The mortgage and the lien will retain full efficacy both in the case of total or partial waiving by the "Bank" of any other guarantees that are present or may be present in the financing, both in the case of nullity or total or partial invalidity of the same.

Art. 6
(Waiver of subrogation and assistance)

        Any payment by whomsoever it is made, that gives rise to the partial, legal or standard subrogation, as per articles 1201 and following Civil Code, will not give the right to assistance as per article 1205 Civil Code.

Art. 7
(Payments and fiscal charges)

        The amount of the instalments of interest and amortization of the loan and of any other payment however due to the "Bank" must in any case be net for the "Bank" of any encumbrance.

        Any greater cost depending on taxes, duties and encumbrances of any kind, direct or indirect, personal or collateral, present or future, that may affect the "Bank" on the occasion of or depending on the financing, as well as any increase of existing fiscal charges will be at the exclusive expense of the "Debtor", which must relieve the "Bank" of all liability, providing it, including in anticipation, with the sum requested by the Inland Revenue, save carrying out at its own expense all the formalities and contestations it may deem well grounded, in which the "Bank" is entitled not to take any interest.

Art. 8
(Supplementary documents and documents of receipt)

        The "Debtor" and any "Providers of mortgage", "Parties affording" the lien and "Guarantors" are obliged to participate in the stipulation of supplementary documents and documents of receipt or documents modifying the financing contract that the Bank deems necessary.

Art. 9
(Cancellation ipso iure)

        The "Debtor" expressly acknowledges and accepts that, in the event of failure to pay two overdue instalments for the reimbursement of the capital or for the payment of the interest including of pre-amortization, in the case of financing extended pursuant to articles 38 and following of legislative decree no. 385/1993, or even of only one of these instalments, in other cases, the "Bank" will be entitled to deem the contract cancelled ipso iure, without placing in default or legal request being necessary. In this case, the cancellation will take place by right when the "Bank" notifies the "Debtor" that it intends to make use of this resolutory clause.

        If, on the other hand, the "Debtor" were subject to insolvency, composition with creditors, forced administrative winding-up or receivership, the same will lose the benefit of the ipso iure term, without the need for any notification by the "Bank".

Art. 10
(Further causes for cancellation of the contract)

        The "Bank" will also be entitled to cancel the financing contract, with fifteen days' notice from the date of sending the relative notification, in the following cases:

          a)    use of the loan for a purpose other than that shown in the contract;

          b)    failure to present the documentation as per article 1 above;

          c)     failure to complete the programme of investments forming the object of the loan by the date foreseen for the start of amortization;

          d)    modifications of the form or company structure of the "Debtor" or termination of its activity or modification of this such as not to render the completion of the programme of investments possible or the achievement of the purpose forming the object of the financing;

          e)    change in the purpose of the company assets or removal, transfer or disposal including partial or the plants, machinery, equipment and capital foods that may be subject to mortgage or lien, without the consent of the "Bank";

          f)     protests of bills of exchange or bank cheque or cautionary or enforceable actions against the "Debtor" and any "Guarantors" or if these are subject to bankruptcy proceedings, or voluntary winding up of the "Debtor" or admission of the same to receivership;

          g)     if the assets that may be stood as guarantee by third parties are subject to enforceable procedure or they are subject to bankruptcy proceedings with liquidation;

          h)    failure to stipulate the policies as per article 3 above or failure to pay the relative premiums;

          i)     failure to complete the supplementary documents or documents of receipt or modification of the financing contract, or of the acts affording the lien on assets subsequently installed, deemed necessary by the "Bank", due to a fact however attributable to the "Debtor" or any "Providers of mortgage", "Parties affording" the lien or "Guarantors";

          l)     cancellation of other financing contracts granted by the "Bank" or revocation of loans that the latter may have granted to the "Debtor";

          m)   decrease of the general financial guarantee of the "Debtor" and of any "Guarantors" such as to endanger satisfying the credit items of the "Bank", or reduction in the value of the collateral that may have been stood for the financing, due to the general or local depreciation of the real estate or for any other reason, such as to reduce the margin of guarantee ascertained when it was granted:

          n)    circumstances arise that, if they had occurred or were known previously, would have impeded the stipulation of the financing contract;

          o)    in the event of financing granted with funds of the "EIB" or the "ESCS", false declarations by the "Debtor in the information given to the "Bank" for the purposes of the approval of programmes of investment by these Community bodies, or cancellation, including partial, or the loan granted by these or revocation of the guarantee of the State that may be involved in this loan, or the "Debtor's" failure to respect the obligations imposed by these and foreseen in the financing contract and in the subsequent supplementary documents and documents of receipt;

          q)    in the event of financing assisted by any facilities for interest granted by the competent bodies, failure to grant, revoke or termination of these facilities.

Art. 11
(Effects of the cancellation of the contract)

        In all the cases of contractual cancellation, the "Debtor" must pay immediately the entire debt for any unpaid instalments, contractual interest, residual capital, default interest at the rate established in the contract, additional charges and costs including legal costs borne by the "Bank", and for any other sum of which the "Bank" is creditors, including any indemnities, commission and penalties laid down by the EIB or the ESCC or by Mediocredito Centrale in the event that the financing had been extended with funds from this body.

        In the event of financing expressed in a foreign currency, the amounts relative to the residual capital and any other cost at the expense of the "Bank" however connected with the acquisition of the amount in foreign currency, will be converted by the "Bank" into Italian Lire at the exchange rate, fixed with the ways shown in the financing contract, in force on the date of cancellation.

        On the total amount as determined above, as well as on the additional charges and costs including legal costs borne by the "Bank" and on any other sum of which the "Bank" is a creditor, default interest will be due at the rate established in the financing contract.

Art. 12
(Attribution of payments)

        Save other determination by the "Bank", any payment made by the "Debtor" will be attributed in the first place to the reimbursement of the costs and additional charges, then to the payment of the interest and, lastly, to the reimbursement of capital.

Art. 13
(Joint and indivisible nature of the contractual obligations)

        All the obligations taken on by the "Debtor" and by any "Providers of mortgage", "Parties affording" the lien and "Guarantors" are understood as established jointly and indivisibly, including for each of their heirs and assignees, including individually.

Art. 14
(Waiver of objections)

        No objection or opposition may be raised by the "Debtor" and any "Providers of mortgage", "Parties affording" the lien and "Guarantors" in any place and for whatever reason against the "Bank" until the latter's credit, depending on the financing, has not been completely satisfied.

Art. 15
(Proof of credit)

        The extracts of the accounts of the "Bank" are always full proof in any venue and for any purpose against the "Debtor" and any "Providers of mortgage£, "Parties affording" the lien and "Guarantors", their heirs and assignees, of the amount of credit of the "Bank" with regard to the "Debtor", the same waiving, for themselves, their heirs and assignees, any objection or contestation in this regard.

Art. 16
(Inspections)

        The "Debtor" is obliged to allow at any time inspections and technical, accounting and administrative verifications by representatives of the "Bank", as well as to reimburse the relative costs.

        In the event of the extension of financing with "EIB" or "ESCS" funds, the "Debtor" undertakes to allow the persons designated by these Community bodies and by the Audit Court of the European Communities to carry out visits, inspections and audits of places, plants and processes forming the object of the financing, facilitating their task.

Art. 17
(Protection of the environment)

        The "Debtor" is obliged to adopt, in accordance with the legislative provisions currently in force, all the technical measures necessary to eliminate all forms of pollution of the natural environment deriving from the exercise of its activity in the real estate forming the object of this financing contract.

Art. 18
(Application of the collective employment contracts)

        The "Debtor" undertakes to apply to its employees conditions that are not below those shown by the collective labour contracts of the category and of the area.

Art. 19
(Anticipated redemption)

        It is within the faculties of the "Bank" to allow the "Debtor" to redeem the financing in anticipation, after at least nineteen months have passed from the extension of the balance and with notice of ninety days with respect to the date of redemption, which in any case must coincide with the due date of a half-yearly instalment. For this anticipated redemption, the "Debtor" must pay the "Bank" (as well as any rear instalments, the relative default interest, any costs and additional charges that have matured), commission of 0.75% to be applied on the residual capital returned in advance, as well as provide for the reimbursement:

  •
  of the costs that the "Bank" may have to bear as a consequence of this extinction, in the event of financing at a variable rate;

  •
  the difference between the rate of investment of the financing extinguished in advance and the rate of reinvestment of the reimbursed capital, in the case of fixed rate financing.

        In the event of financing extended with funds from loans of the "EIB" or the "ECSC", the aforementioned faculty of anticipated extinction is granted to the "Debtor" only if foreseen by the corresponding contract of loan between these bodies and the "Bank". The anticipated reimbursement may take place only with the consent of the "Bank" and subject to authorization of the aforementioned bodies, and it must be carried out according to the conditions, ways and terms established by them.

        Costs and disbursements of any kind that can be documented that must be borne by the "Bank" as a consequence of the anticipated extinction of the financing remain in any case at the expense of the "Debtor", as well as commission of 0.75% to be applied on the residual capital reimbursed in advance.

Art. 20
(Contribution for interest)

        In the event of failure to extend, revoke or on termination of any facilities of interest granted by the competent bodies, the "Debtor" will be understood as having lost the benefits of the law with the obligation of paying the "Bank" the interest in full, respectively from the first instalment of pre-amortization in the first two cases and from the termination of the contribution in the last case.

        The aforementioned rate will also be applied, limitedly to the amount that may exceed and for any further duration, in the event that the contribution for interest were to be granted for an amount or for a duration of less than those of the financing granted by the "Bank".

        In the aforementioned cases, the faculty of the "Bank" holds good to cancel the financing contract, as foreseen under letter q) of article 10 above.

        In the hypotheses of failure to extend or revoke the contribution of interest, the substitutive tax as per articles17 and 18 of Presidential Decree no. 601 of 29th September 1973 and subsequent amendments will also be at the expense of the "Debtor" and the relative amount must, on request, be reimbursed to the "Bank".

/s/ Gennaro Mastellone Gennaro Mastellone
/s/ Giampiero Scempis Giampiero Scempis
/s/ Laura Ferro Laura Ferro
/s/ Enrico Bevilacqua Enrico Bevilacqua, Notary

QuickLinks

  Exhibit 10.3